SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                  SCHEDULE 14A
                                 (Rule 14a-101)

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                            ICN Pharmaceuticals, Inc.
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                (Name of Registrant as Specified in Its Charter)
                   ICN Committee to Maximize Shareholder Value
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

The following is the text of a letter sent to shareholders of ICN on or about May 23, 2001:




                 The ICN Committee to Maximize Shareholder Value
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                           TIME IS SHORT! DON'T DELAY!
                    VOTE THE ENCLOSED GOLD PROXY CARD TODAY!

Dear Fellow Shareholders,

         ICN's annual meeting is rapidly approaching. As you make a final decision how to cast your vote, we urge you to keep the following points in mind.


                 THE NATION'S LEADING PROXY VOTING ADVISORY FIRM
                RECOMMENDS A VOTE "FOR" THE COMMITTEE'S NOMINEES

         Institutional Shareholder Services, widely recognized as the leading independent proxy advisory firm in the nation, after giving careful consideration to the arguments presented by both sides, has recommended a vote on the GOLD proxy card "FOR" the Committee's slate of director nominees.

         Citing ICN's "uneven governance history" and its "recent retreat" from the restructuring plan to which it committed in October, ISS concluded that "shareholders would be best served by electing the [Committee's nominees] to
ICN's board. . . . Indeed, the election of new directors with a clear mandate to propel the restructuring and spinoff of Ribapharm forward appears to offer one of the best near-term means of restoring the market's confidence in the restructuring plan and enhancing shareholder value." (emphasis added)

         We've enclosed a copy of our press release with a more detailed description of ISS's report. We urge you to read it in its entirety.


             ICN CONTINUES ITS ATTEMPT TO DISTRACT SHAREHOLDERS AND
                                AVOID THE ISSUES

         Carefully-Selected Disclosure. We find that ICN's recent press release epitomises its entire approach to the facts and the issues in this election. Amazingly, ICN chose to quote from ISS's 20-page report only one paragraph, about ICN's financial results (which has never been an issue for us), and conveniently managed never once to mention that ISS has recommended voting AGAINST the ICN management slate.

         Smear Campaign. Similarly, ICN has repeatedly resorted to telling half-stories in exaggerated terms - casting aspersions through innuendo on the members of the Committee and our nominees. ICN began its campaign in this fashion - and was obliged to retract prior statements lacking an independent factual foundation - and we aren't surprised to see it continue.

         Ludicrous Litigation. You should be aware that the lawsuit filed by ICN against the Committee and its members seeks, in the event the incumbent slate loses the election, a recount of the vote at the annual meeting and the removal of any of the Committee's nominees elected, setting the stage for an attempt to invalidate the votes of ICN's shareholders and to frustrate the exercise of shareholder democracy.


             THE REAL QUESTION IS THE COMMITMENT OF ICN'S INCUMBENT
                   MANAGEMENT TO ENHANCING SHAREHOLDER VALUE

         In ICN's recent press release, Milan Panic bluntly summed up for ICN's shareholders his view: "The issue at stake is not the performance of . . . [ICN's] management and the progress of the corporate restructuring plan now underway."

         Quite simply, we couldn't disagree more with Mr. Panic. We believe ICN's management and the progress of the restructuring plan are precisely the issues at stake.

         The Committee believes the restructuring plan supported by Special Situations Partners and announced by ICN in October must be actively pursued to unlock unrealized value at ICN.

         The Committee believes that Milan Panic and the incumbent ICN Board have failed to demonstrate tangible progress in effecting the restructuring plan.

         Indeed we suspect that Mr. Panic and ICN's Board do not intend to deliver on their October commitments and that Mr. Panic does not intend, any time soon, to give up control of any of ICN's businesses.

         ISS also expressed its doubts about Mr. Panic's commitment to the October plan and its belief that a reversion to ICN's original June plan (which ISS suggests management would prefer) "would be seriously adverse to shareholders."

         The Committee believes that Milan Panic's statements, attitude and record have sapped investor confidence in ICN and detract from the company's sound business fundamentals.

         Ask yourself - can you name another CEO at the helm of a major American corporation who has:

         o not once but TWICE entered into SEC consent decrees and is currently the object of a further SEC complaint;

         o settled not one but SEVEN claims of alleged sexual harassment by employees; and

         o expressed the view that "[s]stockholders who get involved with what I do are speculators, manipulators, and sometimes blackmailers?"

         Ask yourself if you're happy about where the company's money goes?

         o $3.5 million to help fund Mr. Panic's settlement of a sexual harassment claim;

         o $9.25 million reserved for pending SEC litigation and a grand jury investigation;

         o   $4.0 million on this proxy contest.


         The Committee does not believe that ICN's incumbent board of directors is truly independent of Mr. Panic and ICN's management or that they have sufficient incentive to dedicate themselves to maximizing shareholder value.

         We are not alone. In its report, ISS cites ICN's "checkered governance history" and "the widespread perception on the street that ICN's board is little more than a pawn of management." (emphasis added)


                   TO ADDRESS THE REAL ISSUES, ELECT DIRECTORS
                            INDEPENDENT OF MANAGEMENT

         If you agree with us, you can help elect to the Board a group of truly independent, stockholder-nominated directors who are wholly independent of Milan Panic and incumbent management and are dedicated to the prompt pursuit of the October restructuring plan and increased stockholder value.

Send the message to ICN and the remaining directors that you take seriously both the need for Board independence and the Board's prior commitments regarding the enhancement of stockholder value.


                     Your Vote is IMPORTANT - Cast your Vote
         on the enclosed GOLD Proxy Card "FOR" the Committee's Nominees


         If you have already voted management's WHITE proxy card and wish to change your mind, it's not too late. Simply sign, date and return the enclosed GOLD proxy card in the prepaid envelope provided. Only your latest dated proxy card will be voted at the meeting.

         If you have any questions or require additional information, please call Mackenzie Partners, Inc. at (800) 322-2885 (Toll Free) or (212) 929-5500 (Call Collect).


                                 The ICN Committee to Maximize Shareholder Value

May 23, 2001

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     If you have any questions or need help voting your shares, please call:




                         [MacKenzie Partners, Inc. logo]
                                156 Fifth Avenue
                               New York, NY 10010
                       email: proxy@mackenziepartners.com
                          Call Collect: (212) 929-5500
                          or Toll-Free: (800) 322-2885
                            Facsimile: (212) 929-0308